EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Vice President, Chief Financial
Officer and Chief Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THIRD-QUARTER RESULTS
—————————
RECORD NET EARNINGS AND EARNINGS PER SHARE
RALEIGH, North Carolina (November 1, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the third quarter and nine months ended September 30, 2005, reporting record net sales, net earnings and earnings per share. Notable items for the quarter were:
•	Earnings per diluted share of $1.62, up 46% from the prior-year quarter
•	One-time tax benefit of $0.14 per share from decreases in estimated tax liabilities
•	Net sales of $499 million, up 14% compared with the prior-year quarter
•	Heritage aggregates pricing up 9% and volume up 4.5%
•	Aggregates segment operating margin of 22.5%, up 300 basis points over prior year
•	Expected 2005 earnings range of $3.80 to $3.95 per diluted share, inclusive of one-time tax benefit
•	Fourth quarter 2005 expected earnings range of $0.74 to $0.89 per diluted share
•	Repurchased 298,800 shares of common stock
•	Voluntarily contributed $15 million to the Company’s pension plan
•	Received first significant composites order from the military
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We had an outstanding third quarter that produced record results despite rising energy costs and the effects of Hurricanes Katrina and Rita. In our Aggregates business, we experienced an increase in demand and strong pricing, which, coupled with good cost management and higher gains on assets sales, led to a 300-basis-point improvement in our Aggregates segment’s operating margin. Shipments and pricing were generally strong across all markets, with infrastructure and commercial construction continuing to provide increasing demand. Rising diesel fuel prices negatively affected earnings by $0.11 per share when compared with the prior-year quarter.
“During the third quarter, Hurricanes Katrina and Rita hit the Gulf Coast area, causing extensive damage in Louisiana and Mississippi. While the Corporation incurred losses and business interruption as a result of these storms, many of our employees in the area were directly affected by storm damage and the dislocation that continues today. However, our employees quickly assessed needs and began working toward resumption of the Corporation’s operations. The losses and their effect on the consolidated operating results of the Corporation were mitigated by the fact that the area, which accounted for approximately 5% of the Corporation’s 2004 net sales, is served primarily through sales and distribution yards supplied by long distance movement of material from inland barge quarries and offshore locations.
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MLM Reports Third Quarter Results

November 1, 2005
During the quarter, income from sales of property and equipment essentially offset the expenses and lost sales resulting from the hurricanes. Repair and rebuilding efforts should be extensive and continue for a number of years. Given the needs of the area, we expect materials and transportation to be in short supply in 2006 and possibly beyond.
“Third-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, again were mixed. Magnesia Specialties’ sales grew 14% as a result of increased chemicals sales to a variety of end users, coupled with strong pricing improvement in both lime and chemicals products. Although the rising cost of natural gas had a negative impact on the quarter’s production costs, earnings from operations for the quarter at Magnesia Specialties were $6.7 million compared with $5.5 million in the prior-year period. Structural Composites incurred a $4.2 million pretax loss on operations in the third quarter 2005, inclusive of a $1.5 million inventory write down. However, our focused efforts on composite panel products have stimulated a high level of interest, particularly with military applications. During the quarter, we received an order for approximately $3.0 million of ballistic panels and are currently producing and shipping this product.
“Selling, general and administrative expenses, as a percentage of net sales, were 6.7% for the quarter in 2005 compared with 7.0% in 2004. The decline in this expense ratio is directly related to reorganization changes made in 2004 that have reduced headcount and other overhead expenses, as well as continued efforts focused on leveraging technology to improve efficiency. Further, the decline was achieved in spite of increased performance-based incentive compensation costs during the quarter. Year-to-date selling, general and administrative expenses, as a percentage of net sales, were 7.4% versus 8.3% in the prior year period.
“The effective tax rate was favorable compared with the prior quarterly period as a result of changes in tax estimates. The changes primarily included the reversal of reserves for tax contingencies related to the 2001 tax year, which were recorded as discrete events and collectively contributed $0.14 per diluted share to the quarter.
“We ended the quarter with $137 million in cash and investments after repurchasing $99 million of our common stock and increasing capital expenditures by $47 million in the first nine months of the year, as well as making a voluntary $15 million contribution to our pension plan in the third quarter.
Fourth Quarter Outlook
“Fourth-quarter 2005 earnings per diluted share are expected to be in a range of $0.74 to $0.89. The significant factors that will affect our performance within the earnings range include the volatility of energy prices, notably diesel fuel and natural gas, control of rising costs of supply parts and wages and benefits, and continued strength in residential spending. Additionally, the fourth quarter is subject to weather-related risks from both the continuation of record 2005 hurricane activity and the effects of winter on the Corporation’s operations.
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MLM Reports Third Quarter Results

November 1, 2005
“For the full year 2005, we currently expect net earnings per diluted share to range from $3.80 to $3.95, inclusive of the one-time tax benefit. We expect aggregates shipments volume to increase 6% to 6.5% and aggregates pricing to increase 7.5% to 8%. The Magnesia Specialties business is expected to generate between $21 million and $23 million in pretax earnings. The Structural Composites business is expected to incur a pretax loss of between $11.5 million and $13.5 million in 2005, inclusive of the inventory write downs of $3.5 million recorded in the second and third quarters.
“We expect to continue to generate significant cash during the fourth quarter. We will continue work on a number of carefully selected plant capacity expansion and efficiency improvement projects that are expected to have a high rate of return on the investment. These projects should begin their start-up phase during the second quarter of 2006. We also will continue to evaluate ways to utilize our excess cash in a disciplined manner in order to provide benefits to our shareholders.”
Consolidated Financial Highlights
Net sales for the quarter were $499.1 million, a 14% increase over the $437.9 million recorded in third quarter of 2004. Earnings from operations for the third quarter of 2005 were $107.7 million compared with $82.6 million in 2004. Net earnings of $76.4 million, or $1.62 per diluted share, represented a quarterly record and increased 41% versus 2004 third-quarter net earnings of $54.0 million, or $1.11 per diluted share.
Net sales for the first nine months of 2005 were $1.318 billion compared with $1.143 billion for the year-earlier period. Year-to-date earnings from operations increased 39% to $224.9 million in 2005 versus $161.5 million in 2004. The Company posted an after-tax loss on discontinued operations of $0.9 million compared with $2.4 million in 2004. For the nine-month period ended September 30, net earnings were $144.9 million, or $3.06 per diluted share, in 2005 compared with net earnings of $92.2 million, or $1.89 per diluted share, in 2004.
Segment Financial Highlights
Net sales for the Aggregates segment were $467.9 million for the third quarter, a 14% increase over 2004 third-quarter sales of $410.0 million. Aggregates volume at heritage locations was up 4.5% while pricing increased 8.9%. Inclusive of acquisitions and divestitures, aggregates shipments increased 6.0% and aggregates pricing increased 8.7%. The division’s earnings from operations were $105.2 million for the quarter in 2005 versus $79.8 million in the year-earlier period. Year-to-date net sales were $1.226 billion versus $1.060 billion in 2004. Earnings from operations were $218.2 million on a year-to-date basis in 2005 compared with $154.9 million in 2004. For the nine-month period ended September 30, 2005, heritage aggregates volume increased 6.4%, while pricing was up 7.8%. Inclusive of acquisitions and divestitures, aggregates shipments increased 7.4% while average selling price increased 7.8%.
Specialty Products’ third-quarter net sales of $31.2 million increased 12% over prior-year net sales of $27.9 million. Earnings from operations for the third quarter were $2.5 million compared with $2.8 million in the year-earlier period. For the first nine months of 2005, net sales were $92.4 million and earnings from operations were $6.7 million compared with net sales of $83.0 million and earnings from operations of $6.6 million for the first nine months of 2004.
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MLM Reports Third Quarter Results

November 1, 2005
Conference Call Information
The Company will host an online Web simulcast of its third-quarter 2005 earnings conference call later today (November 1, 2005). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5520 confirmation number 4709633.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, levels of construction spending in the markets the Corporation serves; the impact of a decline in the residential construction market, including the timing and severity; interest rate sensitivity of the commercial and residential construction markets; unfavorable weather conditions, particularly Atlantic hurricane activity and the early onset of winter weather; fuel costs, most notably diesel fuel and natural gas; wage inflation and increasing employee benefits’ impact on labor costs; continued increases in the cost of repair and supply parts; and risks related to the Structural Composites being a start-up business, including the successful development and implementation of the technological process and commercialization of strategic products for specific market segments; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Third Quarter Results

November 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$499.1	$437.9	$1,318.3	$1,142.9
Freight and delivery revenues	67.6	57.8	186.8	155.2

Total revenues	566.7	495.7	1,505.1	1,298.1

Cost of sales	364.3	326.5	1,006.5	889.7
Freight and delivery costs	67.6	57.8	186.8	155.2

Cost of revenues	431.9	384.3	1,193.3	1,044.9

Gross profit	134.8	111.4	311.8	253.2

Selling, general and administrative expenses	33.5	30.8	97.2	95.0
Research and development	0.2	0.2	0.5	0.5
Other operating (income) and expenses, net	(6.6)	(2.2)	(10.8)	(3.8)

Earnings from operations	107.7	82.6	224.9	161.5

Interest expense	10.8	10.8	32.2	31.8
Other nonoperating (income) and expenses, net	0.1	0.6	(1.1)	(0.1)

Earnings before taxes on income	96.8	71.2	193.8	129.8
Income tax expense	21.0	17.8	48.0	35.2

Earnings from continuing operations	75.8	53.4	145.8	94.6

Discontinued Operations:
Earnings from (Loss on) discontinued operations, net of related tax expense (benefit) of $0.4, $1.2, $(0.1) and $(0.1), respectively	0.6	0.6	(0.9)	(2.4)

Net earnings	$76.4	$54.0	$144.9	$92.2

Net earnings (loss) per common share:
Basic from continuing operations	$1.64	$1.11	$3.13	$1.96
Discontinued operations	0.01	0.01	(0.02)	(0.05)

	$1.65	$1.12	$3.11	$1.91

Diluted from continuing operations	$1.61	$1.10	$3.08	$1.94
Discontinued operations	0.01	0.01	(0.02)	(0.05)

	$1.62	$1.11	$3.06	$1.89

Dividends per share	$0.23	$0.20	$0.63	$0.56

Average number of common shares outstanding:
Basic	46.3	48.2	46.7	48.3

Diluted	47.2	48.6	47.4	48.6

Estimated Effective Income Tax Rate:
Continuing operations	21.7%	25.0%	24.8%	27.1%
Discontinued operations	39.5%	67.5%	14.7%	2.1%
Overall estimated effective income tax rate	21.9%	26.0%	24.8%	27.6%
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MLM Reports Third Quarter Results

November 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales:
Aggregates	$467.9	$410.0	$1,225.9	$1,059.9
Specialty Products	31.2	27.9	92.4	83.0

Total	$499.1	$437.9	$1,318.3	$1,142.9

Gross profit:
Aggregates	$129.2	$105.6	$296.1	$237.6
Specialty Products	5.6	5.8	15.7	15.6

Total	$134.8	$111.4	$311.8	$253.2

Selling, general, and administrative expenses:
Aggregates	$30.6	$27.8	$88.7	$86.8
Specialty Products	2.9	3.0	8.5	8.2

Total	$33.5	$30.8	$97.2	$95.0

Other operating (income) and expenses, net:
Aggregates	$(6.7)	$(1.9)	$(10.9)	$(4.1)
Specialty Products	0.1	(0.3)	0.1	0.3

Total	$(6.6)	$(2.2)	$(10.8)	$(3.8)

Earnings from operations:
Aggregates	$105.2	$79.8	$218.2	$154.9
Specialty Products	2.5	2.8	6.7	6.6

Total	$107.7	$82.6	$224.9	$161.5

Depreciation	$32.9	$30.2	$96.0	$91.4
Depletion	1.8	1.7	3.9	4.4
Amortization	1.0	1.2	3.5	4.1

	$35.7	$33.1	$103.4	$99.9

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$144.2	$116.9	$328.4	$259.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net Cash Provided by Operating Activities	$99.3	$97.3	$208.0	$149.2

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	7.4	(27.3)	33.5	29.2
Other items, net	5.3	17.1	6.8	13.7
Income tax expense	21.4	19.0	47.9	35.1
Interest expense	10.8	10.8	32.2	31.8

EBITDA	$144.2	$116.9	$328.4	$259.0

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MLM Reports Third Quarter Results

November 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2005	2004	2004
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$111.6	$161.6	$135.5
Investments	25.0	—	—
Accounts receivable, net	288.4	219.6	282.8
Inventories, net	209.5	209.3	208.7
Other current assets	31.7	33.8	53.0
Property, plant and equipment, net	1,141.8	1,065.2	1,044.9
Intangible assets, net	588.8	586.1	596.8
Other noncurrent assets	78.3	80.3	66.5

Total assets	$2,475.1	$2,355.9	$2,388.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$0.9	$1.0	$1.0
Other current liabilities	234.4	202.8	232.9
Long-term debt and commercial paper (excluding current maturities)	709.8	713.7	715.0
Other noncurrent liabilities	328.5	285.0	271.8
Shareholders’ equity	1,201.5	1,153.4	1,167.5

Total liabilities and shareholders’ equity	$2,475.1	$2,355.9	$2,388.2

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MLM Reports Third Quarter Results

November 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2005	2004
Net earnings	$144.9	$92.2
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	103.4	99.9
Other items, net	(9.8)	(9.6)
Excess tax benefits from stock option exercises	8.1	0.5
Deferred income taxes	(4.4)	(4.6)
Changes in operating assets and liabilities:
Accounts receivable, net	(68.8)	(51.3)
Inventories, net	2.0	1.8
Accounts payable	4.9	13.4
Other assets and liabilities, net	27.7	6.9

Net cash provided by operating activities	208.0	149.2

Investing activities:
Additions to property, plant and equipment	(156.1)	(108.7)
Acquisitions, net	(4.3)	(5.6)
Proceeds from divestitures, net	32.8	37.0
Purchases of investments	(25.0)	—
Other investing activities, net	(0.4)	—

Net cash used for investing activities	(153.0)	(77.3)

Financing activities:
Net principal repayments of long-term debt	(0.5)	(0.9)
Change in bank overdraft	4.2	(5.5)
Termination of interest rate swaps	(0.5)	—
Dividends paid	(29.3)	(27.0)
Repurchases of common stock	(102.1)	(30.4)
Issuance of common stock	23.2	2.3

Net cash used for financing activities	(105.0)	(61.5)

Net (decrease) increase in cash and cash equivalents	(50.0)	10.4
Cash and cash equivalents, beginning of period	161.6	125.1

Cash and cash equivalents, end of period	$111.6	$135.5

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MLM Reports Third Quarter Results

November 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2005
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1) Heritage Aggregates Operations (2)	4.5%	8.9%	6.4%	7.8%
Aggregates Division (3)	6.0%	8.7%	7.4%	7.8%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	56,649	54,196	150,847	141,768
Acquisitions	1,224	—	3,086	—
Divestitures (4)	2	418	72	1,598

Aggregates Division (3)	57,875	54,614	154,005	143,366

(1)	Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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